Exhibit (e)

Rule 466 Certification

The depositary, Citibank, N.A., represents and certifies the following:

1.	That it previously had filed a registration statement on Form F-6 (Registration No. 333-227277), which the U.S. Securities and Exchange Commission declared effective, with terms of deposit identical to the terms of deposit of this Form F-6 Registration Statement except for (i) the number of shares each American Depositary Share represents, and (ii) the name of the issuer of such shares; and

2.	That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

CITIBANK, N.A., as Depositary

By:	/s/ Rosemary Asafo-Adjei
Name:	Rosemary Asafo-Adjei
Title:	Attorney-in-fact

Ex (e)-1